EXHIBIT 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
TO BE ACQUIRED BY WELSH CARSON FOR $31.05 CASH PER SHARE
Dallas, Texas (January 8, 2007) — United Surgical Partners International, Inc. (NASDAQ:USPI) announced today that it has signed an agreement to merge with UNCN Acquisition Corp., an affiliate of Welsh, Carson, Anderson & Stowe (Welsh Carson). Under the terms of the merger agreement, the holders of USPI common stock will receive $31.05 per share in cash for their shares, which represents a 13.4% premium above the January 5, 2007 closing price of $27.39, a 21.2% premium above the closing price of $25.62 on November 13, 2006 (the day prior to receipt of Welsh Carson’s initial offer) and a premium of 18.8% above the average closing price of the USPI shares for the last three months of $26.13. The transaction is valued at approximately $1.8 billion, including the assumption of certain debt obligations of USPI pursuant to the merger.
USPI’s Board of Directors approved the transaction following the unanimous recommendation of a Special Committee composed entirely of independent directors.
Commenting on the announcement, Mr. Donald E. Steen, Chairman of USPI, stated, “Our Special Committee and our Board believe that this transaction is in the best interests of our stockholders, while positioning the Company more favorably to respond to changing market conditions. USPI will continue its intense focus on providing high-quality health services in partnership with its physician and non-profit health system partners. In addition, we expect to continue to pursue growth opportunities as they arise. We do not expect the transaction to result in any changes in USPI’s management.”
“Welsh Carson was the founding stockholder of USPI,” said Scott Mackesy, a General Partner of Welsh Carson. “We are enthusiastic about working again with management and putting our extensive experience and resources to work in helping USPI pursue its strategic objectives.”
The closing of the transaction is subject to approval by USPI’s stockholders, requisite antitrust and other customary closing conditions. The transaction is expected to be completed in the second quarter of 2007, with the exact timing being dependent on the completion of SEC filings and clearance as well as other factors. The transaction is not subject to a financing condition.
The merger agreement allows USPI until February 17, 2007 (the “no shop period start date”) to actively solicit other possible bidders and, thereafter, subject to certain conditions, to respond to unsolicited inquiries by other persons interested in acquiring the Company. Should a superior offer be received and accepted, USPI may, subject to certain conditions (including payment of a termination fee), terminate the merger agreement with the Welsh Carson affiliates. In connection with such termination, the Company must pay a fee of $42.5 million to an affiliate of Welsh Carson, unless such termination is in connection with a proposal received prior to the no-shop period start date, in which case the Company must pay a fee of $14.7 million to such Welsh Carson affiliate.
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USPI To Be Acquired By Welsh Carson For $31.05 Cash Per Share

January 8, 2007
USPI has been advised by JP Morgan Securities Inc., financial advisor to the Special Committee, and Simpson Thacher & Bartlett LLP, counsel to the Special Committee. Welsh Carson has been advised by Citigroup Corporate and Investment Banking and Lehman Brothers Inc., as M&A advisors, and Ropes & Gray LLP, as counsel.
Additional Information and Where to Find It
In connection with the proposed merger, USPI will prepare a proxy statement for the stockholders of the Company to be filed with the SEC. Before making any voting decision, the Company’s stockholders are urged to read the proxy statement regarding the merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The Company’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to United Surgical Partners International Inc., 15305 Dallas Parkway, Suite 1600, Addison, TX 75001-6491, telephone: (972) 713-3500, or from the Company’s website, http://www.unitedsurgical.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the merger. Information about the interests of the Company’s directors and officers in the transaction, which may differ from other stockholders generally, will be set forth in the proxy statement and other relevant documents regarding the merger when they are filed with the SEC.
About Welsh, Carson, Anderson & Stowe
Welsh Carson is one of the largest private equity firms in the U.S. and the largest in the world focused exclusively on investments in the healthcare services, information and business services industries. Since its founding in 1979, Welsh Carson has organized 14 private investment partnerships with total capital of more than $16 billion and has completed over 200 management buyouts and initial investments. The firm currently invests out of Welsh, Carson, Anderson & Stowe X, L.P., a $3.5 billion equity fund and WCAS Capital Partners IV, L.P., a $1.3 billion dedicated subordinated debt fund. Welsh Carson was the founding investor of USPI in 1998.
About USPI
USPI was founded in 1998 by Mr. Steen and Welsh Carson to own and manage short-stay surgical facilities. Today, USPI has ownership interests in or operates 141 surgical facilities. Of the Company’s 138 domestic facilities, 78 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the merger and the other transactions contemplated by the merger agreement. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the merger agreement to satisfy the conditions to closing specified in the merger agreement. More information about the Company and other risks related to the Company are detailed in the Company’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2005, and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the SEC. The Company does not undertake an obligation to update forward-looking statements.
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